Exhibit 99.1

Ocugen Provides an Update on its COVAXIN™ Pediatric (2-18) Emergency Use Authorization (EUA) Request

March 04, 2022

MALVERN, Pa., Mar. 04, 2022 (GLOBE NEWSWIRE) -- Ocugen, Inc. (NASDAQ: OCGN), a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19, today announced that the U.S. Food and Drug Administration (FDA), at this time, has declined to issue an EUA for COVAXIN™ for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 2 to 18 years of age. Ocugen intends to continue working with FDA to evaluate the regulatory pathway for the pediatric use of COVAXIN™.

About Ocugen, Inc.

Ocugen, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema and diabetic retinopathy. We are co-developing Bharat Biotech’s COVAXIN™ vaccine candidate for COVID-19 in the U.S. and Canadian markets. For more information, please visit www.ocugen.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Such forward-looking statements within this press release include, without limitation, our intent to work with the FDA with respect to the regulatory pathway for COVAXIN. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations, such as market and other conditions. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.

Ocugen Contact:

Ken Inchausti

Head, Investor Relations & Communications

IR@Ocugen.com

Please submit investor-related inquiries to: IR@ocugen.com